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EXHIBIT 21.1      SUBSIDIARIES OF APPLIEDTHEORY CORPORATION



The Company has the following domestic wholly-owned subsidiaries:

1.   AppliedTheory California Corporation, a Delaware corporation

2.   AppliedTheory Seattle Corporation, a Washington corporation

3.   AppliedTheory Austin Corporation, a Texas corporation

4.   AppliedTheory Virginia Corporation, a Virginia corporation

5.   AppliedTheory Georgia Corporation, a Georgia corporation

6.   AppliedTheory Colorado Corporation, a Colorado corporation

7.   AppliedTheory New Jersey Corporation, a New Jersey corporation

8.   Sacramento AppliedTheory Corporation, a California corporation



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